Exhibit 99.1

Lantronix Reports Fiscal 2011 Third Quarter Financial Results

Irvine, Calif., May 5, 2011 – Lantronix, Inc. (NASDAQ: LTRX), a leading global provider of smart connectivity solutions that enable business and technology professionals to access any device, anywhere, anytime, today reported financial results for its fiscal 2011 third quarter ended March 31, 2011.

Quarterly Highlights

•	Net revenue of $12.4 million, an increase of 2% year-over-year.
•
GAAP net loss of ($399,000), or ($0.04) per share which included $460,000 of expenses related to the Company's internal investigation.  Excluding these expenses, the Company would have had net income of $61,000 or $0.01 per share.

•	Eleventh consecutive quarter of non-GAAP net income.
•	CARMA Industries, a leading provider of utility submetering systems in Canada, selected AccessMyDevice™ to enable cost-effective secure and remote monitoring of its customers’ energy consumption.
•
Eusotec, a Germany-based software engineering and consulting firm, selected Lantronix WiBox® and WiPort® device servers to develop its own flagship product, the ‘Mini-Data Logger and Web Server’ PC-independent, remote monitoring systems.

•
Launched PremierWave EN™, a high performance embedded Linux wireless device server enabling design engineers and OEMs to easily add intelligent, wireless Ethernet networking to any device, reducing cost and shortening development time for medical, industrial and telematics customers.

•
Released next generation Evolution Operating Systems, bringing open standards, extensible technologies and enterprise-grade networking security to a variety of Lantronix devices, including seamless integration to the Company’s AccessMyDevice service.

Internal Investigation

As announced on the Form 8-K on April 14, 2011, Bernhard Bruscha, a director of Lantronix, delivered a letter to the Audit Committee of the Company setting forth certain allegations for which he requested an independent investigation.  In response to Mr. Bruscha’s allegations, the Company has retained the law firm of Paul, Hastings, Janofsky & Walker (“Paul Hastings”) to conduct an independent investigation of each of the allegations.  The Company currently expects that Paul Hastings will conclude the investigation in the quarter ended June 30, 2011.  The Company will publicly report the results of the independent investigation shortly after its completion.  At this time, Mr. Bruscha’s allegations are only assertions, and the investigation has made no determination as of this date, preliminary or otherwise, regarding their validity.  Presently, the Company does not anticipate that the resolution of these allegations would result in a material effect on the Company’s previously issued financial statements.  The Company is incurring and will continue to incur significant expenses relating to the independent investigation.  For the quarter ended March 31, 2011, the Company incurred approximately $460,000 of expenses relating to the investigation.  The Company currently anticipates that total expenses relating to the investigation will be approximately $1.1 million to $1.5 million.

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Financial Results for the Third Fiscal Quarter Ended March 31, 2011

Net revenue was $12.4 million, a 2% increase compared to net revenue of $12.1 million for the third fiscal quarter of 2010.  Revenue from new products such as SpiderDuo, XPortPro, AccessMyDevice and EDS 1100/2100 was $488,000 for the third fiscal quarter, compared to $569,000 for the preceding fiscal quarter and $300,000 for the first fiscal quarter of 2011. SpiderDuo revenue in the third fiscal quarter was negatively impacted by approximately $200,000 as a result of the earthquake and tsunami in Japan. A customer was unable to obtain Japan-sourced, non-Lantronix parts needed to integrate with SpiderDuo for a clean room application.  Additionally, an order expected for $90,000 of XPortPros for internet monitoring was moved from the third fiscal quarter of 2011 to the fourth fiscal of 2011 due to a delay in project approval. Management still believes strongly in the growth potential of its new products.

As part of an ongoing corporate initiative to optimize its sales distribution channel, the Company continued to renegotiate its agreements with certain direct customers.  These new agreements remove stock rotation and price protection terms, which causes the Company to recognize revenue upon shipment as opposed to a sell-through basis.  The Company has directed a majority of these customers to purchase through large Lantronix distributors located in their respective regions to create a more efficient sales channel.  The result of these changes was the recognition of revenue during the third fiscal quarter that would have otherwise been deferred in the third fiscasl quarter and recognized in the fourth fiscal quarter.  The Company made similar changes to customer agreements in the second fiscal quarter which resulted in the recognition of revenue in that quarter that would have otherwise been recognized in the third fiscal quarter.  As these customers are no longer required to provide sell through reports and the majority of these customers are now buying from other Lantronix distributors (whose revenue is recognized on a sell-through basis by Lantronix) and not directly through Lantronix, the net impact to revenue in the current quarter is not practically determinable.  It should be noted that the Company has not changed its revenue recognition policy as revenue is still recognized on a sell-through basis for those customers with stock rotation and price protection terms.

Gross profit margin was 51.4%, compared to 52.4% for the third fiscal quarter of 2010. The decrease in gross profit margin was due to product mix, increased reserves for excess and obsolete inventory related to end-of-life products and an increase in warranty reserves.

GAAP operating expenses were $6.7 million, an increase of $247,000, compared to $6.5 million for the third fiscal quarter of 2010.  GAAP operating expenses for the third fiscal quarter of 2011 were negatively impacted by approximately $460,000 in legal expenses related to the Company’s ongoing investigation.

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Selling, general and administrative expense was $4.9 million, an increase of $138,000, compared to $4.8 million for the third fiscal quarter of 2010. The increase was due to legal expenses of approximately $460,000 related to the Company’s ongoing investigation, offset by a decrease in share based compensation, a decrease in facility related expenses as a result of cost saving efforts, and a decrease in franchise tax expense compared to the prior year.

•
Research and development expense was $1.8 million, an increase of $109,000, compared to $1.6 million for the third fiscal quarter of 2010. The increase was mainly due to an increase in payroll costs and certifications for new products, offset by a decrease in facility related expenses as a result of cost saving efforts.  Although payroll costs were higher during the quarter, they reflect a return to normal levels following the suspension of a company-wide furlough program that was in effect during the same quarter a year ago.

Non-GAAP operating expenses were $5.8 million, compared to $5.9 million for the third fiscal quarter of 2010 (see reconciliation on table 4).

GAAP net loss was ($399,000), or ($0.04) per share, compared to a GAAP net loss of ($136,000), or ($0.01) per share, for the third fiscal quarter of 2010. The GAAP net loss in the third fiscal quarter of 2011 was negatively impacted by approximately $460,000 of legal expenses related to the Company’s ongoing investigation. Adjusting for the legal expenses related to the investigation, the Company would have had net income of $61,000 or $0.01 per share (see reconciliation on table 3).

Including all non-GAAP adjustments, non-GAAP net income was $691,000, or $0.06 per share, compared to non-GAAP net income of $552,000, or $0.05 per share, for the third fiscal quarter of 2010 (see reconciliation on table 4).

Financial Results for the Nine Months ended March 31, 2011

Net revenue was $37.3 million, an 8% increase compared to $34.6 million for the nine months ended March 31, 2010.  Revenue from new products such as SpiderDuo, XPortPro, AccessMyDevice and EDS 1100/2100 increased to $1.4 million compared to $365,000 for the nine months ended March 31, 2010.

As part of an ongoing corporate initiative to optimize its sales distribution channel, the Company continued to renegotiate its agreements with certain direct customers.  These new agreements remove stock rotation and price protection terms, which causes the Company to recognize revenue upon shipment as opposed to a sell-through basis.  The Company has directed a majority of these customers to purchase through large Lantronix distributors located in their respective regions to create a more efficient sales channel.  The result of these changes was the recognition of revenue during the third fiscal quarter that would have otherwise been deferred in the third fiscal quarter and recognized in the fourth fiscal quarter.  The Company made similar changes to customer agreements in the second fiscal quarter which resulted in the recognition of revenue in that quarter that would have otherwise been recognized in the third fiscal quarter.  As these customers are no longer required to provide sell through reports and the majority of these customers are now buying from other Lantronix distributors (whose revenue is recognized on a sell-through basis by Lantronix) and not directly through Lantronix, the net impact to revenue for the nine months ending March 31, 2011 is not practically determinable.  It should be noted that the Company has not changed its revenue recognition policy as revenue is still recognized on a sell-through basis for those customers with stock rotation and price protection terms.

Gross profit margin was 50.6%, compared to 52.4% for the nine months ended March 31, 2010.  The decrease in gross profit margin reflects product mix, increased freight costs due to expedite charges relating to component and product shortages as well as an increase in the volume of inventory receipts, increased reserves for excess and obsolete inventory related to end-of-life products and an increase in unfavorable purchase variances, offset by an increase in capitalized overhead due to the increase in inventory.

GAAP operating expenses were $20.4 million, compared to $19.0 million for the nine months ended March 31, 2010.  GAAP operating expenses for the nine months ended March 31, 2011 were negatively impacted by approximately $561,000 in legal and consulting expenses related to the Company’s contested proxy and approximately $460,000 in legal expenses related to the Company’s ongoing investigation for a nine month total of approximately $1.0 million. For the nine months ended March 31, 2010, a Company-wide furlough program was in place that resulted in lower payroll expenses by approximately $900,000. The furlough program was discontinued in the current fiscal year.

•
Selling, general and administrative expense was $15.1 million, an increase of $804,000, compared to $14.3 million for the nine months ended March 31, 2010.  The increase was primarily due to legal and consulting expenses of approximately $561,000 related to the Company’s contested proxy and approximately $460,000 in legal expenses related to the Company’s ongoing investigation, and an increase in payroll costs, offset by a decrease in marketing expenses and facility related expenses as a result of cost saving efforts, and a decrease in share based compensation.  Although payroll costs were higher during the period, they reflect a return to normal levels following the suspension of a company-wide furlough program that was in effect during the year ago period.

•
Research and development expense was $5.3 million, an increase of $634,000, compared to $4.6 million for the nine months ended March 31, 2010.  The increase was due to payroll costs, expenses related to development projects for upcoming product releases and certifications for new products, offset by a decrease in share based compensation, and a decrease in facility related expenses as a result of cost saving efforts.  Although payroll costs were higher during the period, they reflect a return to normal levels following the suspension of a Company-wide furlough program that was in effect during the year ago period.

Non-GAAP operating expenses were $17.5 million, an increase of $573,000, compared to $16.9 million for the nine months ended March 31, 2010 (see reconciliation on table 4).

GAAP net loss was ($1.7 million), or ($0.16) per share, compared to a GAAP net loss of ($1.0 million), or ($0.10) per share, for the nine months ended March 31, 2010. The GAAP net loss for the nine months ended March 31, 2011 was negatively impacted by approximately $561,000 in legal and consulting expenses related to the Company’s contested proxy and approximately $460,000 in legal expenses related to the Company’s ongoing investigation for a nine month total of approximately $1.0 million.

Non-GAAP net income was $1.7 million, or $0.16 per share, compared to non-GAAP net income of $1.5 million, or $0.13 per share, for the nine months ended March 31, 2010 (see reconciliation on table 4).

Balance Sheet Summary

Cash and cash equivalents were $8.5 million as of March 31, 2011, a decrease of $1.6 million, compared to $10.1 million as of June 30, 2010.  The decrease was due to a buildup of inventory to support growth and on-time customer delivery, as well as payments for legal and consulting expenses related to the proxy contest and ongoing investigation.

Total receivables, which include accounts receivable, net, and contract manufacturers’ receivable, were $3.7 million as of March 31, 2011, compared to $2.4 million as of June 30, 2010.  The increase in receivables was due to an increase in shipments compared to the June ended quarter and less deferred revenue as a result of the renegotiated agreements with direct customers mentioned above.

Net Inventory was $9.4 million as of March 31, 2011, an increase of $2.5 million, compared to $6.9 million as of June 30, 2010.  The increase was attributable to a buildup of finished goods and strategic components to ensure timely delivery and enhance customer satisfaction.

Accounts payable were $8.3 million as of March 31, 2011, compared to $6.5 million as of June 30, 2010. The increase was primarily due to the increase in inventory during the year as inventory is the primary driver of accounts payable.

Working capital was $8.4 million as of March 31, 2011, compared to $7.6 million as of June 30, 2010.

Discussion of Non-GAAP Financial Measures

Lantronix believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP operating expenses consist of operating expenses excluding share-based compensation and related payroll taxes and depreciation and amortization, as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the company's core operating performance, such as the costs associated with the contested proxy during the first and second quarters of fiscal 2011 and the ongoing investigation in the third quarter of fiscal 2011.

Non-GAAP net income (loss) consists of net income (loss) excluding share-based compensation and related payroll taxes, depreciation and amortization, interest income (expense), other income (expense), income tax provision (benefit), as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the Company's core operating performance, such as the costs associated with the contested proxy during the first and second quarters of fiscal 2011 and the ongoing investigation in the third quarter of fiscal 2011.

Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP weighted-average shares outstanding (diluted). For purposes of calculating non-GAAP net income (loss) per share, the calculation of GAAP weighted-average shares outstanding (diluted) is adjusted to exclude share-based compensation, which is treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

About Lantronix
Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet, provide secure remote access to firewall-protected equipment, and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest medical, security, industrial and building automation, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning the cost of our on-going internal investigation, as well as our future business plans. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results to vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; unexpected complexity or factual findings in our internal investigation; our ability to identify and profitably develop new products that will be attractive to our target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and September 30, 2010 and our Annual Report on Form 10-K for the year ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Contacts:
Todd Kehrli / Jim Byers
MKR Group, Inc.
323-468-2300
ltrx@mkr-group.com

Table 1
LANTRONIX, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$8,480	$10,075
Accounts receivable, net	2,490	1,342
Contract manufacturers' receivable	1,222	1,015
Inventories, net	9,392	6,873
Prepaid expenses and other current assets	548	515
Deferred tax assets	542	542
Total current assets	22,674	20,362

Property and equipment, net	1,908	2,392
Goodwill	9,488	9,488
Purchased intangible assets, net	89	155
Other assets	167	135
Total assets	$34,326	$32,532

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,289	$6,545
Accrued payroll and related expenses	1,381	1,568
Warranty reserve	211	183
Short-term debt	667	667
Other current liabilities	3,682	3,776
Total current liabilities	14,230	12,739
Non-current liabilities:
Long-term liabilities	428	646
Long-term capital lease obligations	73	153
Long-term debt	1,000	111
Deferred tax liabilities	542	542
Total non-current liabilities	2,043	1,452
Total liabilities	16,273	14,191

Commitments and contingencies

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	192,515	191,147
Accumulated deficit	(174,862)	(173,206)
Accumulated other comprehensive income	399	399
Total stockholders' equity	18,053	18,341
Total liabilities and stockholders' equity	$34,326	$32,532

Table 2

LANTRONIX, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net revenue (1)	$12,382	$12,124	$37,293	$34,556
Cost of revenue	6,023	5,772	18,429	16,438
Gross profit	6,359	6,352	18,864	18,118
Operating expenses:
Selling, general and administrative	4,942	4,804	15,083	14,279
Research and development	1,752	1,643	5,272	4,638
Amortization of purchased intangible assets	18	18	54	54
Total operating expenses	6,712	6,465	20,409	18,971
Loss from operations	(353)	(113)	(1,545)	(853)
Interest expense, net	(29)	(29)	(87)	(118)
Other income (expense), net	(7)	17	17	(8)
Loss before income taxes	(389)	(125)	(1,615)	(979)
Provision for income taxes	10	11	41	31
Net loss	$(399)	$(136)	$(1,656)	$(1,010)
Net loss per share (basic and diluted)	$(0.04)	$(0.01)	$(0.16)	$(0.10)
Weighted-average shares (basic and diluted)	10,463	10,318	10,414	10,262
Net revenue from related parties	$194	$214	$647	$481

(1) Includes net revenue from related parties

Table 3

LANTRONIX, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Non-GAAP adjustments related to the investigation and contested proxy:
GAAP net loss	$(399)	$(136)	$(1,656)	$(1,010)
Non-GAAP adjustments:
Selling, general and adminstrative:
Costs associated with the investigation	460	-	460	-
Costs associated with the contested proxy	-	-	561	-
Total non-GAAP adjustments to operating expenses	460	-	1,021	-
Non-GAAP net income (loss)	$61	$(136)	$(635)	$(1,010)

Non-GAAP net income (loss) per share (diluted)	$0.01	$(0.01)	$(0.06)	$(0.10)

Denominator for GAAP net income (loss) per share (diluted)	10,463	10,318	10,414	10,262
Non-GAAP adjustment	64	-	-	-
Denominator for non-GAAP net income (loss) per share (diluted)	10,527	10,318	10,414	10,262

Table 4

LANTRONIX, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

All Non-GAAP adjustments:
GAAP net loss	$(399)	$(136)	$(1,656)	$(1,010)
Non-GAAP adjustments:
Cost of revenues:
Share-based compensation	10	11	45	30
Employer portion of withholding taxes on stock grants	1	-	4	3
Depreciation and amortization	84	70	253	188
Total adjustments to cost of revenues	95	81	302	221
Selling, general and adminstrative:
Costs associated with the investigation	460	-	460	-
Costs associated with the contested proxy	-	-	561	-
Share-based compensation	202	257	992	1,108
Employer portion of withholding taxes on stock grants	6	-	18	13
Depreciation and amortization	168	180	500	461
Total adjustments to selling, general and administrative	836	437	2,531	1,582
Research and development:
Share-based compensation	80	116	316	389
Employer portion of withholding taxes on stock grants	5	-	22	21
Depreciation and amortization	10	13	33	45
Total adjustments to research and development	95	129	371	455
Amortization of purchased intangible assets	18	18	54	54
Total non-GAAP adjustments to operating expenses	949	584	2,956	2,091
Interest expense, net	29	29	87	118
Other income (expense), net	7	(17)	(17)	8
Provision for income taxes	10	11	41	31
Total non-GAAP adjustments	1,090	688	3,369	2,469
Non-GAAP net income	$691	$552	$1,713	$1,459

Non-GAAP net income per share (diluted)	$0.06	$0.05	$0.16	$0.13

Denominator for GAAP net income per share (diluted)	10,463	10,318	10,414	10,262
Non-GAAP adjustment	429	579	465	564
Denominator for non-GAAP net income per share (diluted)	10,892	10,897	10,879	10,826

GAAP operating expenses	$6,712	$6,465	$20,409	$18,971
Non-GAAP adjustments to operating expenses	(949)	(584)	(2,956)	(2,091)
Non-GAAP operating expenses	$5,763	$5,881	$17,453	$16,880

Table 5

LANTRONIX, INC.
Unaudited Net Revenues by Product Line
(In thousands, except percentages)

	Three Months Ended March 31,
		% of Net		% of Net	Change
	2011	Revenue	2010	Revenue	$	%

Device enablement	$9,551	77.1%	$9,572	79.0%	$(21)	(0.2%)
Device management	2,652	21.4%	2,385	19.7%	267	11.2%
Device networking	12,203	98.5%	11,957	98.6%	246	2.1%
Non-core	179	1.5%	167	1.4%	12	7.2%
Net revenue	$12,382	100.0%	$12,124	100.0%	$258	2.1%

	Nine Months Ended March 31,
		% of Net		% of Net	Change
	2011	Revenue	2010	Revenue	$	%

Device enablement	$29,903	80.2%	$27,567	79.8%	$2,336	8.5%
Device management	6,886	18.5%	6,287	18.2%	599	9.5%
Device networking	36,789	98.6%	33,854	98.0%	2,935	8.7%
Non-core	504	1.3%	702	2.0%	(198)	(28.2%)
Net revenue	$37,293	100.0%	$34,556	100.0%	$2,737	7.9%